Exhibit 107

Calculation of Filing Fee Tables

Form S-8

(Form Type)

Aerovate Therapeutics, Inc.

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered Securities

Security Type	Security Class Title	Fee Calculation Rule	Amount Registered(1)		Proposed Maximum Offering Price Per Share		Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee
Equity	Common Stock, par value $0.0001 per share	457(h)	976,415	(2)	$16.00	(3)	$15,622,640	$0.0000927	$1,448.22
Total Offering Amounts							$15,622,640		$1,448.22
Total Fee Offsets									$0
Net Fee Due									$1,448.22

(1)	Pursuant to Rule 416 under the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement shall also cover any additional shares of the registrant’s common stock, $0.0001 par value per share (“Common Stock”) which become issuable under the above-named plans by reason of any stock dividend, stock split, recapitalization or any other similar transaction effected without the receipt of consideration which results in an increase in the number of our outstanding shares of Common Stock.

(2)	Consists of 976,415 additional shares issuable under the 2021 Stock Option and Incentive Plan (the “2021 Plan”), which represents an automatic annual increase to the number of shares available for issuance under the 2021 Plan effective as of January 1, 2022. Shares available for issuance under the 2021 Plan were previously registered on a registration statement on Form S-8 filed with the Securities and Exchange Commission on June 30, 2021 (File No. 333-257579).

(3)	Estimated solely for the purpose of calculating the registration fee pursuant to Rules 457(c) and 457(h) of the Securities Act of 1933, as amended. The price per share and aggregate offering price are calculated on the basis of $16.00, the average of the high and low price of the registrant’s Common Stock as reported on the Nasdaq Global Market on March 25, 2022.